Exhibit 2.1













                       AGREEMENT OF MERGER


                             between


                    PENNS WOODS BANCORP, INC.


                               and


             THE FIRST NATIONAL BANK OF SPRING MILLS


                          July 22, 1998

                            AGREEMENT

                        TABLE OF CONTENTS

                                                            Page

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE I
                           THE MERGERS

Section 1.01  Definitions. . . . . . . . . . . . . . . . . . .  1

Section 1.02  The Merger . . . . . . . . . . . . . . . . . . .  6

                           ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF FNBSM

Section 2.01  Organization . . . . . . . . . . . . . . . . . . 11

Section 2.02  Capitalization . . . . . . . . . . . . . . . . . 12

Section 2.03  Authority; No Violation. . . . . . . . . . . . . 12

Section 2.04  Consents . . . . . . . . . . . . . . . . . . . . 13

Section 2.05  Financial Statements . . . . . . . . . . . . . . 14

Section 2.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 15

Section 2.07  No Material Adverse Effect . . . . . . . . . . . 15

Section 2.08  Contracts. . . . . . . . . . . . . . . . . . . . 15

Section 2.09  Ownership of Property; Insurance Coverage. . . . 16

Section 2.10  Legal Proceedings. . . . . . . . . . . . . . . . 17

Section 2.11  Compliance With Applicable Law . . . . . . . . . 17

Section 2.12  ERISA. . . . . . . . . . . . . . . . . . . . . . 18

Section 2.13  Brokers, Finders and Financial Advisors. . . . . 19

Section 2.14  Environmental Matters. . . . . . . . . . . . . . 20

Section 2.15  Loan Portfolio . . . . . . . . . . . . . . . . . 20

Section 2.16  Information to be Supplied . . . . . . . . . . . 20

Section 2.17  Related Party Transactions . . . . . . . . . . . 20
  <PAGE 1>
Section 2.18  Loans. . . . . . . . . . . . . . . . . . . . . . 21

Section 2.19  Quality of Representations . . . . . . . . . . . 21

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF PENNS WOODS

Section 3.01  Organization . . . . . . . . . . . . . . . . . . 21

Section 3.02  Capital Structure. . . . . . . . . . . . . . . . 22

Section 3.03  Authority; No Violation. . . . . . . . . . . . . 23

Section 3.04  Consents . . . . . . . . . . . . . . . . . . . . 24

Section 3.05  Financial Statements . . . . . . . . . . . . . . 25

Section 3.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 25

Section 3.07  No Material Adverse Effect . . . . . . . . . . . 26

Section 3.08  Ownership of Property; Insurance Coverage. . . . 26

Section 3.9  Legal Proceedings . . . . . . . . . . . . . . . . 27

Section 3.10  Compliance With Applicable Law . . . . . . . . . 27

Section 3.11  Securities Documents . . . . . . . . . . . . . . 28

Section 3.12  Brokers and Finders. . . . . . . . . . . . . . . 28

Section 3.13  Environmental Matters. . . . . . . . . . . . . . 28

Section 3.14  Loan Portfolio . . . . . . . . . . . . . . . . . 29

Section 3.15  Information to be Supplied . . . . . . . . . . . 29

Section 3.16  Loans. . . . . . . . . . . . . . . . . . . . . . 29

Section 3.17  Quality of Representations . . . . . . . . . . . 29

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

Section 4.01  Conduct of Business. . . . . . . . . . . . . . . 29

Section 4.02  Access; Confidentiality. . . . . . . . . . . . . 32

Section 4.03  Regulatory Matters and Consents. . . . . . . . . 33

Section 4.04  Taking of Necessary Action . . . . . . . . . . . 34

Section 4.05  Certain Agreements . . . . . . . . . . . . . . . 35

Section 4.06  No Other Bids and Related Matters. . . 36  <PAGE 2>

Section 4.07  Duty to Advise; Duty to Update FNBSM's
     Disclosure Schedule . . . . . . . . . . . . . . . . . . . 37

Section 4.08  Board and Committee Minutes. . . . . . . . . . . 37

Section 4.09  Additional Undertakings by FNBSM and Penns
     Woods . . . . . . . . . . . . . . . . . . . . . . . . . . 37

Section 4.10  Employee Benefits and Termination Benefits . . . 39

Section 4.11  Duty to Advise; Duty to Update Penns Woods'
     Disclosure Schedule . . . . . . . . . . . . . . . . . . . 41

                            ARTICLE V
                           CONDITIONS

Section 5.01  Conditions to FNBSM's Obligations under this
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 42

Section 5.02  Conditions to Penns Woods' Obligations under
     this Agreement. . . . . . . . . . . . . . . . . . . . . . 43

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination. . . . . . . . . . . . . . . . . . . 45

Section 6.02  Effect of Termination. . . . . . . . . . . . . . 46

                           ARTICLE VII
                          MISCELLANEOUS

Section 7.01  Expenses . . . . . . . . . . . . . . . . . . . . 47

Section 7.02  Non-Survival of Representations and
     Warranties. . . . . . . . . . . . . . . . . . . . . . . . 47

Section 7.03  Amendment, Extension and Waiver. . . . . . . . . 47

Section 7.04  Entire Agreement . . . . . . . . . . . . . . . . 47

Section 7.05  No Assignment. . . . . . . . . . . . . . . . . . 47

Section 7.06  Notices. . . . . . . . . . . . . . . . . . . . . 48

Section 7.07  Captions . . . . . . . . . . . . . . . . . . . . 49

Section 7.08  Counterparts . . . . . . . . . . . . . . . . . . 49

Section 7.09  Severability . . . . . . . . . . . . . . . . . . 49

Section 7.10  Governing Law. . . . . . . . . . . . . . . . . . 49


  <PAGE 3>
Exhibit 1      Plan of Merger
Exhibit 2      Affiliate Agreement
Exhibit 3      Form of Opinion of Penns Woods' Counsel
Exhibit 4      Form of Tax Opinion of Penns Woods' Counsel
Exhibit 5      Form of Opinion of FNBSM's Counsel

                            AGREEMENT

          THIS AGREEMENT OF MERGER, dated as of July 22, 1998, is made by and between PENNS WOODS BANCORP, INC. ("Penns Woods"), a Pennsylvania corporation, having its principal place of business in Jersey Shore, Pennsylvania, and FIRST NATIONAL BANK OF SPRING MILLS ("FNBSM"), a national banking association, having its principal place of business in Spring Mills, Pennsylvania.

                           BACKGROUND

          1. Penns Woods and FNBSM desire for FNBSM to merge with and into JERSEY SHORE STATE BANK, a Pennsylvania banking institution and a wholly owned subsidiary of Penns Woods ("JSSB"), with JSSB surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the United States of America, and in accordance with the plan of merger attached hereto as Exhibit 1.

          2. At or prior to the execution and delivery of this Agreement, certain directors, officers, and affiliates of FNBSM have executed in favor of Penn Woods, a Letter Agreement dated
July 22, 1998, in the form attached hereto as Exhibit 2.

          3. Penns Woods and FNBSM desire to provide the terms and conditions governing the transactions contemplated herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                            ARTICLE I
                           THE MERGERS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

               Agreement means this agreement, and any amendment or supplement hereto.
  <PAGE 1>
               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by JSSB and FNBSM and to be filed in the PDB, in accordance with the laws of the Commonwealth of Pennsylvania.

               Plan of Merger means the plan of merger between JSSB and FNBSM attached hereto as Exhibit 1.

               BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

               BHC Act means the Bank Holding Company Act of
     1956, as amended.

               Closing Date means the date specified by the parties within five (5) business days after satisfaction or waiver (subject to applicable law) of the conditions
     (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article V, or such other date as Penns Woods and FNBSM shall agree.

               Dissenting FNBSM Shares has the meaning given to that term in Section 1.02(e)(iii).

               Effective Date means the date upon which the Articles of Merger shall be filed in the PDB and the PDS, and shall be the same as the Closing Date.

               Employee Benefit Plans has the meaning given to that term in Section 2.12 of this Agreement.

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.
  <PAGE 2>
               Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               Exchange Ratio has the meaning given to that term in Section 1.02(e)(ii) of this Agreement.

               FDIA means the Federal Deposit Insurance Act, as amended.

               FDIC means the Federal Deposit Insurance
     Corporation.

               FNBSM Benefits Schedule has the meaning given to that term in Section 2.18 of this Agreement.

               FNBSM Common Stock means the common stock of FNBSM described in Section 2.02(a).

               FNBSM Disclosure Schedule means a disclosure schedule delivered by FNBSM to Penns Woods pursuant to
     Article II of this Agreement.

               FNBSM Financials means (i) the audited
     consolidated financial statements of FNBSM as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto, (ii) the unaudited interim consolidated financial statements of FNBSM as of and for each calendar quarter thereafter.

               FNBSM Regulatory Reports means the Reports of
     Condition and Income of FNBSM and accompanying schedules for each calendar quarter, beginning with the quarter ended
     December 31, 1996 through the Closing Date.

               FNBSM Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FNBSM, except any corporation the stock of which is held in the ordinary course of the lending activities of FNBSM.

               FRB means the Federal Reserve Board.

               GAAP means generally accepted accounting principles as in effect at the relevant date.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Effect shall mean, with respect to Penns Woods or FNBSM, any adverse effect on its assets, financial condition or operations which is material to its assets, financial condition or results of operations on a
     <PAGE 3> consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Penns Woods or FNBSM resulting from a change in interest rates generally or
     (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

               Merger means the merger of FNBSM with and into JSSB, with JSSB surviving such merger, contemplated by this Agreement and the Plan of Merger.

               NBA means the National Bank Act.

               OCC means the Office of the Comptroller of the Currency.

               PDB means the Department of Banking of the Commonwealth of Pennsylvania.

               PDS means the Department of State of the Commonwealth of Pennsylvania.

               Penns Woods Benefits Schedule has the meaning given to that term in Section 3.19 of this Agreement.

               Penns Woods Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               Penns Woods Disclosure Schedule means a disclosure schedule delivered by Penns Woods to FNBSM pursuant to
     Article III of this Agreement.

               Penns Woods Financials means (i) the audited consolidated financial statements of Penns Woods as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Penns Woods as of each calendar quarter thereafter included in Securities Documents filed by Penns Woods.

               Penns Woods Market Price means, as of any date, the average of the closing sale prices (or if unavailable for any day, the mean between the high bid and low asked prices for such day) of a share of Penns Woods Common Stock, as reported by the OTC Bulletin Board or, if not so reported, by an independent source in the over-the-counter market, for each of the twenty (20) consecutive trading days commencing twenty-one (21) trading days prior to the date of determination.

               Penns Woods Regulatory Reports means the Annual Reports of Penns Woods on Form FRY-6 and any Current Report
     <PAGE 4> of Penns Woods on Form FRY-6A filed with the FRB
     from December 31, 1996 through the Closing Date and the Reports of Condition and Income of JSSB and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1996 through the Closing Date.

               Penns Woods Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Penns Woods, except any corporation the stock of which is held in the ordinary course of the lending activities of JSSB.

               Person means any individual, corporation, partnership, joint venture, association, trust or "group"
     (as that term is defined under the Exchange Act).

               Plan of Merger means the plan of merger between JSSB and FNBSM attached hereto as Exhibit 1.

               Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of FNBSM Common Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Penns Woods Common Stock to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

               Regulatory Authority means any banking agency or department of any federal or state government, including without limitation, the FDIC, the OCC, the FRB, the PDB, or the respective staffs thereof.

               Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.
  <PAGE 5>
               Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               Subsidiary means any corporation or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of the lending activities of a bank.

          Section 1.02  The Merger.

               (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date.
On the Closing Date, Penns Woods and FNBSM shall cause the Articles of Merger to be duly executed and to be filed in the PDB and the PDS.

               (b)  The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: FNBSM shall merge with and into JSSB; the separate existence of FNBSM shall cease; JSSB shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of FNBSM shall be taken and deemed to be transferred to and vested in JSSB, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of FNBSM and JSSB shall thereafter be the responsibility of JSSB as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the United States of America.

               (c) JSSB's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of JSSB, as the surviving corporation in the Merger, shall continue to be the articles of incorporation and bylaws of JSSB, until thereafter altered, amended or repealed.

               (d)  Board of Directors and Officers of Penns
Woods and JSSB.

                    (i)  On the Effective Date, the Board of
Directors of Penns Woods shall take such actions as may be necessary to cause the Board of Directors of Penn Woods to consist of (i) those persons holding such office immediately prior to the Effective Date and (ii) William H. Rockey (to be elected as a Class 1 director to serve until 2001). Penns Woods agrees to cause William H. Rockey to be nominated for re-election to the Board of Directors of Penns Woods at the annual meeting of shareholders of Penns Woods to be held in 2001.
  <PAGE 6>
                    (ii)  On the Effective Date, the officers of
Penns Woods duly elected and holding office immediately prior to the Effective Date shall continue to be the officers of Penns Woods. On the Effective Date, William H. Rockey shall be elected as a Senior Vice President of Penns Woods, and Rickey B. Brooks shall be elected as a Vice President of Penns Woods.

                    (iii)  On the Effective Date, the directors
of JSSB as the surviving institution in the Merger shall consist of (i) those persons holding such office immediately prior to the Effective Date and (ii) Penns Woods agrees to cause William H. Rockey to be elected to the Board of Directors of JSSB at any annual or special meeting of the sole shareholder of JSSB held during the time that he is serving as director of Penns Woods.

                    (iv)  On the Effective Date, the officers of
JSSB duly elected and holding office immediately prior to such effective date shall be the officers of JSSB, as the surviving corporation in the Merger, and Penns Woods shall cause William H. Rockey to be elected as a Senior Vice President of JSSB and Rickey B. Brooks to be elected as a Vice President of JSSB.

                    (v) On the Effective Date, Penns Woods shall establish, and shall maintain for a period of two years after the Effective Date, the FNBSM Advisory Board (the "Advisory Board"). During the first year following the Effective Date, the Advisory Board shall consist of all members of the FNBSM Board of Directors immediately prior to the Effective Date. During the second year following the Effective Date, the Advisory Board shall consist of any of such former members of the FNBSM Board of Directors who have not attained the mandatory retirement age of 70 prior to the commencement of such year. Each member of the Advisory Board shall be paid $150 for each monthly meeting of the Advisory Board actually attended. After the second year following the Effective Date, the Advisory Board may be maintained at the discretion of Penns Woods.

               (e)  Conversion of Shares.

                    (i)  Penns Woods Common Stock.

                         (A)  Each share of Penns Woods Common
     Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Penns Woods Common Stock. Shares of Penns Woods Common Stock owned by FNBSM (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Penns Woods.

                         (B)  Each share of Penns Woods Common
     Stock issued and held in the treasury of Penns Woods as of
     <PAGE 7> the Effective Date, if any, shall, on and after the
     Effective Date, continue to be issued and held in the treasury of Penns Woods.

                    (ii)  FNBSM Common Stock.

                         (A)   Subject to the provisions of
     Section 1.02(e)(iii) hereof with respect to dissenting shares, each share of FNBSM Common Stock issued and outstanding immediately prior to the Effective Date (other than shares then owned by Penns Woods, if any) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become 3.5 shares of Penns Woods Common Stock (subject to possible adjustment as set forth in Section 1.02(g), the "Exchange Ratio").

                         (B)  Each share of FNBSM Common Stock
     (other than trust account shares or DPC shares) owned by Penns Woods or a Penns Woods Subsidiary on the Effective
     Date, if any, shall be cancelled.

                         (C)  Each share of FNBSM Common Stock
     issued and held in the treasury of FNBSM or owned by FNBSM or any FNBSM Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                         (D)  No fraction of a whole share of
     Penns Woods Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FNBSM Common Stock who would otherwise be entitled to receive a fraction of a share of Penns Woods Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Penns Woods Market Price determined as of the Effective Date.

                    (iii)  Dissenting Shareholders of FNBSM.  If
     there are holders of FNBSM Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting FNBSM Shares") pursuant to the NBA, the following provisions will govern payments to be made in respect of Dissenting FNBSM
     Shares:

                         (A)   all payments in respect of
     Dissenting FNBSM Shares, if any, will be made directly by Penns Woods or by JSSB, as the surviving corporation in the Merger; and

                         (B)  Dissenting FNBSM Shares, if any,
     will be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no
     <PAGE 8> conversion thereof will occur pursuant to Section
     1.02(e)(ii) hereof.

               (f)  Surrender and Exchange of FNBSM Stock
Certificates.

                    (i)  Exchange of Certificates.  Each holder
     of shares of FNBSM Common Stock, other than holders of Dissenting FNBSM Shares, who surrenders to Penns Woods (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Penns Woods Common Stock into which such holder's shares of FNBSM Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                    (ii) Rights Evidenced by Certificates. Each certificate for shares of Penns Woods Common Stock issued in exchange for certificates for FNBSM Common Stock pursuant to
     Section 1.02(f)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of FNBSM Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Penns Woods Common Stock pursuant to Section 1.02(f)(i) hereof and a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof. If certificates for shares of FNBSM Common Stock are exchanged for Penns Woods Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Penns Woods Common Stock, Penns Woods will pay cash in an amount equal to dividends theretofore payable on such Penns Woods Common Stock and pay or deliver any other distribution to which holders of shares of Penns Woods Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(f) upon surrender of certificates for shares of Penns Woods Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Penns Woods Common Stock for any amount paid upon advice of legal counsel and in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of FNBSM Common Stock are surrendered by a FNBSM shareholder to Penns Woods for exchange, Penns Woods shall have the right to withhold dividends or any other distributions on the shares of Penns Woods Common Stock issuable to such shareholder.

                    (iii) Exchange Procedures. Each certificate for shares of FNBSM Common Stock delivered for exchange
     <PAGE 9> under this Section 1.02(f) must be endorsed in
     blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Penns Woods Common Stock for which certificates will be issued pursuant to this Section 1.02(f) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Penns Woods Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Penns Woods Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of FNBSM Common Stock which are surrendered. As promptly as practicable after the Effective Date, Penns Woods shall send or cause to be sent to each shareholder of record of FNBSM Common Stock transmittal materials for use in exchanging certificates representing FNBSM Common Stock for certificates representing Penns Woods Common Stock into which the former have been converted in the Merger. Certificates representing shares of Penns Woods Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of FNBSM as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of FNBSM Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective
     Date).

                    (iv)  Closing of Stock Transfer Books;
     Cancellation of FNBSM Certificates. Upon the Effective Date, the stock transfer books for FNBSM Common Stock will be closed and no further transfers of shares of FNBSM Common Stock will thereafter be made or recognized. All certificates for shares of FNBSM Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Penns Woods.

               (g) Anti-Dilution Provisions. If Penns Woods shall, at any time before the Effective Date, (A) issue a dividend in shares of Penns Woods Common Stock, (B) combine the outstanding shares of Penns Woods Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Penns Woods Common Stock, or (D) reclassify the shares of Penns Woods Common Stock, or set a record date prior to the Effective Date with respect to any of the foregoing, then, in any such event,
<PAGE 10> the number of shares of Penns Woods Common Stock to be delivered to FNBSM shareholders who are entitled to receive shares of Penns Woods Common Stock in exchange for shares of FNBSM Common Stock shall be adjusted so that each FNBSM shareholder shall be entitled to receive in the Merger such number of shares of Penns Woods Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to such event or the record date for such event. (By way of illustration, if Penns Woods shall declare a stock dividend of 10% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio determined pursuant to Sections 1.02(e)(ii) hereof shall be adjusted so that former shareholders of FNBSM would receive
3.85 shares of Penns Woods Common Stock in the Merger.)

                           ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF FNBSM

          FNBSM hereby represents and warrants to Penns Woods that, except as specifically set forth in the FNBSM Disclosure Schedule (which FNBSM Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of FNBSM contained in this Agreement taken as a whole and does not relate to particular representations and warranties) delivered to Penns Woods by FNBSM on the date hereof:

          Section 2.01  Organization.

               (a) FNBSM is a national banking association duly organized and validly existing under the laws of the United States of America. FNBSM has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNBSM is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to FNBSM.

               (b)  There are no FNBSM Subsidiaries.

               (c) The deposits of FNBSM are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (d) The minute books of FNBSM accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (e) Prior to the date of this Agreement, FNBSM has delivered to Penns Woods true and correct copies of the articles of association and bylaws of FNBSM as in effect on the date hereof.
  <PAGE 11>
          Section 2.0.  Capitalization.

               (a)  The authorized capital stock of FNBSM
consists of 100,000 shares of common stock, par value $2.00 per share, 75,000 shares of which are outstanding, validly issued, fully paid, and nonassessable (except pursuant to 12 U.S.C.A.
Section 55). FNBSM is not bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of FNBSM or any other security of FNBSM or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of FNBSM.

               (b)  FNBSM does not own any equity interest,
directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolio of FNBSM, equity interests held by FNBSM in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FNBSM. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FNBSM with respect to any other company's capital stock or the equity of any other person.

               (c) To FNBSM's knowledge, without any independent investigation, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNBSM Common Stock, except as disclosed in reasonable detail (using the principles described in Item 403 of the SEC's Regulation S-K) in the FNBSM Disclosure Schedule.

          Section 2.03  Authority; No Violation.

               (a) FNBSM has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by FNBSM and the consummation by FNBSM of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNBSM and, except for approval by the shareholders of FNBSM, no other corporate proceedings on the part of FNBSM are necessary to complete the transactions contemplated hereby and by the Plan of Merger. This Agreement has been duly and validly executed and delivered by FNBSM and, subject to approval of the shareholders of FNBSM and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of FNBSM, enforceable against FNBSM in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and
<PAGE 12> delivery by FNBSM concurrently with the execution and delivery of this Agreement, and subject to approval of the shareholders of FNBSM and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, will constitute the valid and binding obligation of FNBSM, enforceable against FNBSM in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement and the Plan of Merger by FNBSM, (B) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and FNBSM's and Penns Woods' compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by FNBSM with any of the terms or provisions hereof or of the Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of association or bylaws of FNBSM;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNBSM or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNBSM under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FNBSM is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect with respect to FNBSM.

          Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement and the Plan of Merger by the shareholders of FNBSM, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement or the Plan of Merger by FNBSM and (b) the completion by FNBSM of the transactions contemplated hereby. FNBSM has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FNBSM's ability to complete the transactions contemplated by this Agreement. <PAGE 13>

          Section 2.05  Financial Statements.

               (a)  FNBSM has previously delivered, or will
deliver, to Penns Woods the FNBSM Regulatory Reports. The FNBSM Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FNBSM as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) FNBSM has previously delivered to Penns Woods the FNBSM Financials. The FNBSM Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of FNBSM as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis, except where changes in accounting principles from one year to the next have been disclosed therein.

               (c) At the date of each balance sheet included in the FNBSM Financials or the FNBSM Regulatory Reports, FNBSM did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNBSM Financials or FNBSM Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06  Taxes.

               (a) FNBSM has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FNBSM on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FNBSM by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.
  <PAGE 14>
               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FNBSM.

          Section 2.0A  No Material Adverse Effect.  FNBSM has
not suffered any Material Adverse Effect since December 31, 1997.

          Section 2.08  Contracts.

               (a) Except as described in footnotes to the FNBSM Financials, FNBSM is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FNBSM, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FNBSM; (iii) any collective bargaining agreement with any labor union relating to employees of FNBSM; (iv) any agreement which by its terms limits the payment of dividends by FNBSM; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNBSM is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Penns Woods or any Penns Woods Subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of FNBSM to engage in any type of banking or bank-related business permissible under law or (vii) any other material contract.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to Penns Woods on or before the date hereof, are listed on the FNBSM Disclosure Schedule and are in full force and effect on the date hereof. Neither FNBSM nor, to the knowledge of FNBSM, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to FNBSM. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of FNBSM, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which FNBSM is a party or under which FNBSM may be liable contains provisions which permit
<PAGE 15> an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNBSM absent the occurrence of a subsequent event;
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires FNBSM to provide a benefit in the form of FNBSM Common Stock or determined by reference to the value of FNBSM Common Stock.

          Section 2.09  Ownership of Property; Insurance
Coverage.

               (a)  FNBSM has, or will have as to property
acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FNBSM in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNBSM Regulatory Reports and in the FNBSM Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the FNBSM Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FNBSM, as lessee, has the right under valid and subsisting leases of real and personal properties used by FNBSM in the conduct of its business to occupy or use all such properties as presently occupied and used by it.

               (b) With respect to all agreements pursuant to which FNBSM has purchased securities subject to an agreement to resell, if any, FNBSM, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c)  FNBSM currently maintains insurance in
amounts considered by FNBSM to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. FNBSM has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FNBSM under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FNBSM has received each type of insurance coverage for which it has applied and during such periods has not
<PAGE 16> been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 2.10 Legal Proceedings. FNBSM is not a party to any, and there are no pending or, to the best of FNBSM's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against FNBSM, (ii) to which FNBSM's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNBSM to perform under this Agreement or the Plan of Merger, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect with respect to FNBSM.

          Section 2.11  Compliance With Applicable Law.

               (a) FNBSM holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect with respect to FNBSM.

               (b) FNBSM has not received any notification or communication from any Regulatory Authority (i) asserting that FNBSM is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNBSM;
(iii) requiring or threatening to require FNBSM, or indicating that FNBSM may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FNBSM, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNBSM, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). FNBSM has not consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Penns Woods.

          Section 2.12 ERISA. FNBSM has previously delivered to Penns Woods true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and
<PAGE 17> supplemental income plans, supplemental executive
retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements ("Employee Benefit Plans"), all of which are set forth in the FNBSM Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FNBSM, together with
(i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any FNBSM Employee Benefit Plans. To the best of FNBSM's knowledge, neither FNBSM nor any pension plan maintained by FNBSM, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each FNBSM Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each FNBSM Employee Benefit Plan, FNBSM will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have at least accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. FNBSM has not incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the best of FNBSM's knowledge, all "employee benefit plans," as defined in ERISA
Section 3(3), comply, and within the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and (ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the best of FNBSM's knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FNBSM that would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which,
<PAGE 18> individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to FNBSM. FNBSM provides continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of FNBSM's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of FNBSM's Employee Benefit Plans (other than routine benefit claims) nor does FNBSM have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of FNBSM's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of FNBSM's Employee Benefit Plans which have been threatened or instituted nor does FNBSM have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to FNBSM in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by FNBSM or by any other entity which, together with FNBSM, constitute elements of either (i) a controlled group of corporations (within the meaning of IRC Section 414(b)), (ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m)), or (iv) another arrangement covered by IRC Section 414(o).

          Section 2.13 Brokers, Finders and Financial Advisors. Neither FNBSM nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any other transaction or, except for its commitments disclosed in the FNBSM Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any other transaction, which has not been reflected in the FNBSM Financials.

          Section 2.14 Environmental Matters. To the knowledge of FNBSM, neither FNBSM, nor any properties owned or operated by FNBSM has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FNBSM. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FNBSM, threatened, relating to the liability of any property owned or operated by FNBSM under any Environmental Law.
  <PAGE 19>
          Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the FNBSM Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FNBSM Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 2.16 Information to be Supplied. The information to be supplied by FNBSM for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FNBSM for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 2.17 Related Party Transactions. Except as disclosed in the footnotes to the FNBSM Financials, FNBSM is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FNBSM. Any such transaction
(a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FNBSM is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. FNBSM has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNBSM is inappropriate.

          Section 2.18 Loans. Each loan reflected as an asset in the FNBSM Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FNBSM.

          Section 2.19  Quality of Representations.  The
representations made by FNBSM in this Agreement are true, correct and complete in all material respects, and do not omit statements
<PAGE 20> necessary to make them not misleading under all facts and circumstances.

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF PENNS WOODS

          Penns Woods hereby represents and warrants to FNBSM that, except as set forth in the Penns Woods Disclosure Schedule (which Penns Woods Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of Penns Woods contained in this Agreement taken as a whole and does not relate solely to particular representations and warranties) delivered by Penns Woods to FNBSM on or prior to the date hereof:

          Section 3.01  Organization.

               (a) Penns Woods is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Penns Woods is a bank holding company duly registered under the BHC Act. Penns Woods has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it Penns Woods is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to Penns Woods.

               (b) JSSB is a banking institution duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. JSSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither JSSB nor any other Penns Woods Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to Penns Woods.

               (c) There are no Penns Woods Subsidiaries other than JSSB or as disclosed in Penns Woods' Annual Report on Form 10-K for the year ended December 31, 1997. There are no JSSB Subsidiaries.

               (d) The deposits of JSSB are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (e) The respective minute books of Penns Woods and JSSB accurately record, in all material respects, all material corporate actions of their respective shareholders and
<PAGE 21> boards of directors (including committees) through the date of this Agreement.

               (f) Prior to the execution of this Agreement, Penns Woods has delivered to FNBSM true and correct copies of the articles of incorporation and the bylaws of Penns Woods and the articles of incorporation and bylaws of JSSB as in effect on the date hereof.

          Section 3.02  Capital Structure.

               (a) The authorized capital stock of Penns Woods consists of (a) 10,000,000 shares of common stock, $10.00 par value ("Penns Woods Common Stock"), of which, at the date of this Agreement, 2,569,558 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Except as disclosed in Penn's Woods' Securities Documents, neither Penns Woods nor JSSB nor any other Penns Woods Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Penns Woods Common Stock or any other security of Penns Woods or any securities representing the right to vote, purchase or otherwise receive any shares of Penns Woods Common Stock or any other security of Penns Woods.

               (b) The authorized capital stock of JSSB consists of 120,000 shares of common stock, par value $10.00 per share, 102,000 of which shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Penns Woods. Neither Penns Woods nor any Penns Woods Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Penns Woods Subsidiary or any other security of any Penns Woods Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Penns Woods Subsidiary.
Either Penns Woods or JSSB owns all of the outstanding shares of capital stock of each Penns Woods Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (c)  Neither (i) Penns Woods, (ii) JSSB nor
(iii) any other Penns Woods Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Penns Woods Subsidiaries, equity interests held by Penns Woods Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of Penns Woods Subsidiaries, and equity interests disclosed in Penns Woods' Annual Report on Form 10-K for the year ended December 31, 1997. There are no subscriptions, options,
<PAGE 22> warrants, calls, commitments, agreements or other
Rights outstanding and held by Penns Woods or JSSB with respect to any other company's capital stock or the equity of any other person.

               (d)  To Penns Woods' knowledge, without any
independent investigation, except as disclosed in Penns Woods' proxy statement dated March 26, 1998, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange
Act) of 5% or more of the outstanding shares of Penns Woods
Common Stock.

          Section 3.03  Authority; No Violation.

               (a) Penns Woods has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. JSSB has full corporate power and authority to execute and deliver the Plan of Merger and to consummate the Merger. The execution and delivery of this Agreement by Penns Woods and the consummation by Penns Woods of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Penns Woods and no other corporate proceedings on the part of Penns Woods are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Penns Woods and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Penns Woods, enforceable against Penns Woods in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by JSSB concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of JSSB, enforceable against JSSB in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by Penns Woods, (B) the execution and delivery of the Plan of Merger by JSSB, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNBSM's and Penns Woods' and JSSB's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Penns Woods or JSSB with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Penns Woods or any Penns Woods Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Penns Woods or any Penns Woods Subsidiary or any of their respective properties or assets;
<PAGE 23> or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Penns Woods or any Penns Woods Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Penns Woods or JSSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect with respect to Penns Woods.

          Section 3.04 Consents. Except for any required consents, approvals, filings and registrations from or with the FRB, the FDIC, the OCC, the PDB, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Plan of Merger by Penns Woods as sole shareholder of JSSB, and by the JSSB Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Penns Woods or the Plan of Merger by JSSB, and (b) the completion by Penns Woods of the transactions contemplated hereby or by JSSB of the Merger. Penns Woods has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Penns Woods' ability to complete the transactions contemplated by this Agreement.

          Section 3.05  Financial Statements.

               (a) Penns Woods has previously delivered, or will deliver, to FNBSM the Penns Woods Regulatory Reports. The Penns Woods Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Penns Woods as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) Penns Woods has previously delivered, or will deliver, to FNBSM the Penns Woods Financials. The Penns Woods Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such
<PAGE 24> statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Penns Woods as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles, except where changes in accounting principles from one year to the next have been disclosed therein.

               (c) At the date of each balance sheet included in the Penns Woods Financials or the Penns Woods Regulatory Reports, neither Penns Woods nor JSSB (as the case may be) had or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Penns Woods Financials or the Penns Woods Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 3.06 Taxes. (a) Penns Woods and the Penns Woods Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Penns Woods has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Penns Woods and all Penns Woods Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Penns Woods and any Penns Woods Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Penns Woods or any Penns Woods Subsidiary.

          Section 3.07 No Material Adverse Effect. Penns Woods has not suffered any Material Adverse Effect since December 31, 1997.

          Section 3.08  Ownership of Property; Insurance
Coverage.

               (a) Penns Woods and the Penns Woods Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Penns Woods or any Penns Woods Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the
<PAGE 25> Penns Woods Regulatory Reports and in the Penns Woods
Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Penns Woods Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Penns Woods and the Penns Woods Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Penns Woods and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

               (b) With respect to all agreements pursuant to which Penns Woods or any Penns Woods Subsidiary has purchased securities subject to an agreement to resell, if any, Penns Woods or such Penns Woods Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) Penns Woods and the Penns Woods Subsidiaries currently maintain insurance in amounts considered by Penns Woods to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Penns Woods nor any Penns Woods Subsidiary has received notice from any insurance carrier that
(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Penns Woods or JSSB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Penns Woods has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 3.9 Legal Proceedings. Neither Penns Woods nor any Penns Woods Subsidiary is a party to any, and there are no pending or, to the best of Penns Woods' knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Penns Woods or any Penns Woods Subsidiary, (ii) to which Penns Woods' or any Penns Woods Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Penns Woods to perform under this Agreement, except for any proceedings, claims, actions,
<PAGE 26> investigations or inquiries referred to in clauses (i)
or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect with respect to Penns Woods.

          Section 3.10  Compliance With Applicable Law.

               (a) Penns Woods and the Penns Woods Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect with respect to Penns Woods.

               (b)  Neither Penns Woods nor any Penns Woods
Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Penns Woods or any Penns Woods Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Penns Woods or any Penns Woods Subsidiary; (iii) requiring or threatening to require Penns Woods or any Penns Woods Subsidiary, or indicating that Penns Woods or any Penns Woods Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Penns Woods or any Penns Woods Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Penns Woods or any Penns Woods Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Penns Woods nor any Penns Woods Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FNBSM.

          Section 3.11 Securities Documents. Penns Woods has delivered, or will deliver, to FNBSM copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1997, 1996, and 1995, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1998, September 30, 1997, June 30, 1997, and March 31, 1997, and (iii) proxy statement dated March 26, 1998 used in connection with its annual meeting of shareholders held in April 1998. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.
  <PAGE 27>
          Section 3.12 Brokers and Finders. Neither Penns Woods nor any Penns Woods Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Penns Woods Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Penns Woods Financials.

          Section 3.13 Environmental Matters. To the knowledge of Penns Woods, neither Penns Woods nor any Penns Woods Subsidiary, nor any properties owned or operated by Penns Woods or any Penns Woods Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Penns Woods. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Penns Woods, threatened, relating to the liability of any property owned or operated by Penns Woods or any Penns Woods Subsidiary under any Environmental Law.

          Section 3.14 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Penns Woods Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Penns Woods Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 3.15 Information to be Supplied. The information to be supplied by Penns Woods and JSSB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Penns Woods for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 3.16 Loans. Each loan reflected as an asset in the Penns Woods Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation
<PAGE 28> of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect with respect to Penns Woods.

          Section 3.17  Quality of Representations.  The
representations made by Penns Woods in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

          Section 4.01 Conduct of Business. From the date of this Agreement to the Closing Date, FNBSM will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Penns Woods. FNBSM will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FNBSM and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Penns Woods in writing or as permitted or required by this Agreement, FNBSM will not:

                    (i)  amend or change any provision of its
     articles of association or bylaws;

                    (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FNBSM may pay on or before December 31, 1998 a regular semi-annual cash dividend, not to exceed $1.25 per share of FNBSM Common Stock outstanding; after the date of this Agreement, Penns Woods and FNBSM shall consult with and coordinate with the other the payment of dividends with respect to Penns Woods Common Stock and FNBSM Common Stock and the record and payment dates relating thereto, it being the intention of Penns Woods and FNBSM that holders of FNBSM Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FNBSM Common Stock;
  <PAGE 29>
                    (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FNBSM in effect on the date hereof and provided to Penns Woods prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of FNBSM, except for routine periodic increases, individually and in the aggregate, in accordance with past practice, or hire or agree to hire any additional employees except to the extent necessary to replace any present employee whose employment terminates;

                    (iv)  merge or consolidate FNBSM or with any
     other corporation; sell or lease all or any substantial portion of the assets or business of FNBSM; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between FNBSM and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by FNBSM of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v)  sell or otherwise dispose of any asset
     of FNBSM other than in the ordinary course of business consistent with past practice; subject any asset of FNBSM to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                    (vi)  take any action which would result in
     any of the representations and warranties of FNBSM set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

                    (vii)  change any method, practice or
     principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FNBSM;
  <PAGE 30>
                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FNBSM is a party, other than in the ordinary course of business, consistent with past practice;

                    (ix)  implement any pension, retirement,
     profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that FNBSM may contribute to the FNBSM defined contribution pension plan an amount as provided in Section 4.10(a)(i) of this Agreement;

                    (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc., except in the ordinary course of business consistent with past practice;

                    (xi)  make any new loan or other credit
     facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $425,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $425,000, except for any commitment disclosed on the FNBSM Disclosure Schedule;

                    (xii)  except as set forth on the FNBSM
     Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

                    (xiii)  enter into any interest rate swap or
     similar commitment, agreement or arrangement;

                    (xiv)  except for the execution of this
     Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                    (xv)  intentionally and knowingly take any
     action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                    (xvi)  agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FNBSM to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on FNBSM Disclosure Schedule 4.01, without the prior written consent of Penns Woods; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition
<PAGE 31> of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by FNBSM or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FNBSM of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

          Section 4.02  Access; Confidentiality.

               (a) From the date of this Agreement through the Closing Date, FNBSM or Penns Woods, as the case may be, shall afford to, and Penns Woods shall cause each Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice for the purpose of undertaking a comprehensive due diligence investigation; and the officers of FNBSM and Penns Woods will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

               (b) FNBSM and Penns Woods each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c)  In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, FNBSM shall permit employees of JSSB reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, provided that nothing contained in this subparagraph shall be construed to grant JSSB or any of its employees any final decision-making authority with respect to such matters.

               (d) If the transactions contemplated by this Agreement shall not be consummated, FNBSM and Penns Woods will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such <PAGE 32> information is legally required. FNBSM and Penns Woods shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

          Section 4.03  Regulatory Matters and Consents.

               (a)  Penns Woods and FNBSM will prepare all
Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

               (b)  FNBSM will furnish Penns Woods with all
information concerning FNBSM as may be necessary or advisable in connection with any Application or filing made by or on behalf of Penns Woods to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

               (c) Penns Woods will promptly furnish FNBSM with copies of all material written communications to, or received by Penns Woods or any Penns Woods Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

               (d)  Penns Woods will furnish FNBSM with
(i) copies of all Applications prior to filing with any Regulatory Authority and provide FNBSM a reasonable opportunity to suggest changes to such Applications, which suggested changes Penns Woods may, in its reasonable discretion accept or reject,
(ii) copies of all Applications filed by Penns Woods and
(iii) copies of all documents filed by Penns Woods under the Exchange Act.

               (e) FNBSM will cooperate with Penns Woods in the foregoing matters and will furnish Penns Woods with all information concerning FNBSM as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Penns Woods to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, FNBSM will provide certificates and other documents reasonably requested by Penns Woods.

          Section 4.04  Taking of Necessary Action.

               (a) Penns Woods and FNBSM shall each use its best efforts in good faith, and each of them shall cause any Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as
<PAGE 33> to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Penns Woods, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger; provided that nothing herein contained shall preclude Penns Woods or FNBSM from exercising its rights under this Agreement.

               (b) Penns Woods and FNBSM shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of FNBSM in connection with the meeting of FNBSM shareholders and transactions contemplated hereby, and to be filed by Penns Woods with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform in all material respects to all applicable legal requirements. Penns Woods shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FNBSM and Penns Woods shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Penns Woods will advise FNBSM, promptly after Penns Woods receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Penns Woods shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Penns Woods shall provide FNBSM with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FNBSM may reasonably request.

          Section 4.05  Certain Agreements.

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether or not brought by or in the name of FNBSM, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of FNBSM (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole
<PAGE 34> or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FNBSM or any of its respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the maximum extent permitted by the BCL, the NBA and the Articles of Association and Bylaws of FNBSM. On or after the Effective Date, Penns Woods shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FNBSM, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Penns Woods which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether or not brought by or in the name of FNBSM, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FNBSM or any FNBSM Subsidiary, whether pertaining to any matter existing or occurring at or prior to or after the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FNBSM as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FNBSM may not be indemnified by Penns Woods and/or JSSB if such indemnification is prohibited by applicable law.

               (b) Penns Woods shall maintain FNBSM's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Penns Woods' existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date.

               (c) On or prior to the Effective Date, Penns Woods and JSSB shall enter into employment agreements with William H. Rockey and Rickey H. Brooks, to be effective as of the Effective Date, on terms mutually satisfactory to Penns Woods and such individuals. Such agreements shall, among other things,
(i) provide for a term of three years from the Effective Date and automatic annual renewals thereafter absent notice of nonrenewal by either party, (ii) provide for a minimum base salary equal to the base salary of the executive immediately prior to the Effective Date, (iii) provide for a severance payment equivalent to the greater of 24 months' base salary or base salary payable over the remaining term of the agreement in the event the executive's employment is terminated involuntarily or the executive terminates employment for "good reason" following a "change in control" of Penns Woods, and (iv) provide that the executive shall be eligible for consideration to receive stock
<PAGE 35> option grants under Penns Woods' stock option plans then in effect in the same manner as other executive officers of Penns Woods.

          Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, FNBSM shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than Penns Woods or an affiliate of Penns Woods) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction, or
(v) enter into an agreement with any other party with resect to an Acquisition Transaction. Notwithstanding the foregoing, the Board of Directors of FNBSM may respond to unsolicited inquiries relating to an Acquisition Transaction or the Board of Directors of FNBSM may recommend or endorse an Acquisition Transaction, in each case, if it receives an unqualified written opinion of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. In the event of any such response by FNBSM, Penn Woods shall have the right, but not the obligation, to terminate this Agreement at any time thereafter without penalty or further liability. As used in this Agreement, "Acquisition Transaction" shall mean any of the following transactions: (i) a merger or consolidation, or any similar transaction, involving FNBSM, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of FNBSM hereto, or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 20% or more of the outstanding shares of FNBSM Common Stock. FNBSM shall notify Penns Woods immediately if (i) any such discussions or negotiations are sought to be initiated with it by any other person, or (ii) if any such requests for information, inquiries, proposals or communications are received from any other person, except analysts, Regulatory Authorities and holders of FNBSM Common Stock in the ordinary course of business.

          Section 4.07 Duty to Advise; Duty to Update FNBSM's Disclosure Schedule. FNBSM shall promptly advise Penns Woods of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. FNBSM shall update FNBSM's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the FNBSM Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve FNBSM from any breach or violation of this Agreement and shall not have any
<PAGE 36> effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

          Section 4.08 Board and Committee Minutes. FNBSM shall provide Penns Woods, within 30 days after any meeting of the Board of Directors of FNBSM, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

          Section 4.09  Additional Undertakings by FNBSM and
Penns Woods.

               (a) From and after the date of this Agreement, FNBSM shall:

                    (i)  Shareholders Meeting.  Submit this
     Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Boards of Director to unanimously recommend approval of this Agreement to FNBSM shareholders; and

                    (ii)  Committee Meetings.  Permit a
     representative of Penns Woods, who is reasonably acceptable to FNBSM, to attend all meetings of FNBSM's Board of Directors, and all committee meetings of FNBSM's management, including, without limitation, any loan or asset/liability committee.

               (b) From and after the date of this Agreement, Penns Woods shall:

                    (i)  Approval of Bank Plan of Merger.
     Approve the Plan of Merger as sole shareholder of JSSB and obtain the approval of, and cause the execution and delivery of, the Plan of Merger; and

                    (ii)  Delivery of Securities Documents.
     Deliver to FNBSM, copies of all Securities Documents simultaneously with the filing thereof.

               (c) From and after the date of this Agreement, Penns Woods and FNBSM shall each:

                    (i)  Filings and Approvals.  Cooperate with
     the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Penns Woods Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and (D) all other documents contemplated by this Agreement;
  <PAGE 37>
                    (ii)  Public Announcements.  Cooperate and
     cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to their respective shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems legally necessary;

                    (iii)  Maintenance of Insurance.  Maintain,
     and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (iv)  Maintenance of Books and Records.
     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                    (v)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; and

                    (vi)  Timely Review.  If requested by the
     other at the requesting party's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue their report on such financial statements as soon as is practicable thereafter.

          Section 4.10  Employee Benefits and Termination
Benefits.

               (a)  FNBSM Pension and Other Plans.

                    (i)  As of the Closing Date, Penns Woods
     shall become plan sponsor to the FNBSM Pension Plan and shall continue to maintain the FNBSM Pension Plan after the Closing Date and up through the end of the FNBSM Pension Plan's October 14, 1999 Plan year for the benefit of employees of FNBSM who become employees of Penns woods or any Penns Woods subsidiary. Upon the earlier of the last business day immediately preceding the Closing Date or December 31, 1998 (the "Pre-Fund Contribution Date"), FNBSM
     <PAGE 38> shall make a contribution to the FNBSM Pension
     Plan in an amount equal to the "Contribution Amount." For purposes of this Section 4.10(a)(1), the Contribution Amount shall be determined by multiplying (A) times (B) as follows:

                         (A)  The required contribution formula
          amount in effect under the FNBSM Pension Plan as of the execution of this Agreement, multiplied by

                         (B)  The compensation of FNBSM Pension
          Plan "Eligible Participants" from October 15, 1998 through the Pre-Fund Contribution Date hereof, plus the projected compensation of FNBSM Pension Plan Eligible Participants from the Pre-Fund Contribution Date up through October 14, 1999.

     For purposes of this Section 4.10(a)(i), Eligible Participants shall mean those FNBSM employees who are eligible to participate in the FNBSM Pension Plan as of October 15, 1998 and those FNBSM employees who will be eligible to participate in the FNBSM Pension Plan by October 14, 1999. For purposes of this Section 4.10(a)(i) and calculating the Contribution Amount an Eligible Participant shall receive a full year of service credit for compensation determination purposes for the FNBSM Pension Plan's October 15, 1998 through October 14, 1999 plan year. Penn Woods agrees that from the Closing Date and up through the close of the FNBSM Pension Plan's year ending
     October 14, 1999, Penn Woods will not amend the FNBSM Pension Plan, except as required by law or to clarify participation of FNBSM employees who become employees of Penns Woods or of any Penns Woods Subsidiary and will not freeze or reduce the FNBSM Pension Plan contribution formula. As of the close of the FNBSM Pension Plan year ending October 14, 1999, Penn Woods, at its election, may freeze, merge, consolidate or terminate the FNBSM Pension Plan.

                    (ii)  Except as set forth in
     Section 4.10(a)(i) as to the FNBSM Pension Plan, on and after the Effective Date, the employee pension and welfare benefit plans of Penns Woods and FNBSM may, at Penns Woods' election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided that FNBSM employees shall, except as provided below, be entitled to participate in the employee pension and welfare plans of Penns Woods as follows: FNBSM employees will be eligible to participate in the defined contribution pension plan of Penns Woods (with a cash or deferred feature) on the first quarterly entry date for new participants under the terms of such plan concurrent with or immediately following the Effective Date and FNBSM employees will be eligible to participate in the defined benefit pension plan of Penns Woods effective October 1, 1999.
     FNBSM employees shall receive credit for service with FNBSM
     <PAGE 39> under any Penns Woods benefit plan, or new Penns
     Woods benefit plan, for purposes of eligibility and vesting determination but not for purposes of benefit accrual.

               (b) Split Dollar Agreements. Penns Woods agrees to continue to pay, or cause the continuation and payment of, the premiums relating to the current split-dollar life insurance arrangements for William H. Rockey and Rickey B. Brooks, as described in Section 2.12 of the FNBSM Disclosure Schedule, until the respective retirements of William H. Rockey and Rickey B. Brooks provided that FNBSM and each of such individuals executes a customary form of written agreement applicable to such arrangements which is reasonably satisfactory to Penns Woods and which provides, among other things, for the reimbursement of all premiums paid on behalf of such individual upon death, retirement, or other termination of employment.

               (c) Severance Policy. Penns Woods agrees to cause JSSB to provide any employee of FNBSM whose employment is involuntarily terminated other than for Cause (as defined below) within one year after the Effective Date or who within such one-year period is offered but declines to accept employment at a location more than 35 miles from such employee's work location with FNBSM provided such employees execute such documentation as Penns Woods may reasonably require: (i) one week of base salary for each year of service with FNBSM with a minimum of two weeks and a maximum of twenty weeks; (ii) continued medical insurance coverage during the time period set forth in the preceding clause (i) to the extent permitted under Penns Woods' health insurance programs or, to the extent impermissible, reimbursement for the cost of continuation coverage provided under IRC Section 4980B(f) during the time period set forth in the preceding clause (i), and (iii) a cash payment for any vacation days accrued but unused in the year in which employment terminates. For purposes of this Section 4.10(c), "Cause" shall mean termination because of the employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated FNBSM employees under this subsection are the only severance benefits payable by FNBSM under any plan or policy.
The benefits payable to FNBSM employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Penns Woods' or JSSB's severance policies or programs then in effect. The benefits payable under this subsection shall not apply to any FNBSM employee who enters into a written employment agreement with Penns Woods or JSSB.

               (d) Other Benefits. Notwithstanding anything contained in this Agreement to the contrary, FNBSM shall be permitted to pay customary year-end bonuses to employees for the year ending December 31, 1998 in an amount not to exceed $1,200 per employee and shall be permitted to make cash payments to its
<PAGE 40> eligible employees in lieu of accumulated sick leave pursuant to the program set forth in Section 4.01 of the FNBSM Disclosure Schedule.

          Section 4.11 Duty to Advise; Duty to Update Penns Woods' Disclosure Schedule. Penns Woods shall promptly advise FNBSM of any change or event having a Material Adverse Effect on it or on any Penns Woods Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Penns Woods shall update Penns Woods' Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Penns Woods Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve Penns Woods from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

                            ARTICLE V
                           CONDITIONS

          Section 5.01 Conditions to FNBSM's Obligations under this Agreement. The obligations of FNBSM hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNBSM pursuant to
Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Penns Woods and JSSB to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Penns Woods and JSSB; and FNBSM shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of Penns Woods required by this Agreement to be performed by Penns
Woods at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of Penns Woods set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Penns Woods;

               (d) Approvals of Regulatory Authorities. Penns Woods shall have received all required approvals of Regulatory
<PAGE 41> Authorities of the Merger, and delivered copies thereof to FNBSM; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  No Material Adverse Effect.  Since
December 31, 1997, there shall not have occurred any Material
Adverse Effect with respect to Penns Woods;

               (g) Officer's Certificate. Penns Woods shall have delivered to FNBSM a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (h) Opinion of Penns Woods' Counsel. FNBSM shall have received an opinion of Stevens & Lee, P.C., counsel to Penns Woods, dated the Closing Date, in form and substance reasonably satisfactory to FNBSM and its counsel to the effect set forth on
Exhibit 3 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

               (j) Tax Opinion. FNBSM shall have received an opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to FNBSM and its counsel to the effect set forth on
Exhibit 4 attached hereto;

               (k)  Approval of FNBSM's Shareholders.  This
Agreement shall have been approved by the shareholders of FNBSM by such vote as is required under FNBSM's articles of association and bylaws and by applicable law;

               (l) Investment Banking Opinion. FNBSM shall have received an oral opinion from Berwind Financial, L.P. on or before the date of this Agreement, and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of FNBSM pursuant to this Agreement is fair, from a financial point of view, to such shareholders; and

               (m)  FNBSM's Dissenting Shareholders.  FNBSM
shareholders owning 9% or more of the issued and outstanding shares of FNBSM Common Stock shall not have asserted and duly
<PAGE 42> perfected dissenters' rights with respect to FNBSM
Common Stock pursuant to the NBA;

          Section 5.02 Conditions to Penns Woods' Obligations under this Agreement. The obligations of Penns Woods hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Penns Woods pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, FNBSM to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by FNBSM; and Penns Woods shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of FNBSM, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of FNBSM set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FNBSM;

               (d) Approvals of Regulatory Authorities. Penns Woods shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Penns Woods upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  No Material Adverse Effect.  Since
December 31, 1997, there shall not have occurred any Material
Adverse Effect with respect to FNBSM;

               (g) Officer's Certificate. FNBSM shall have delivered to Penns Woods a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (c), (e) and (f) of this Section 5.02
<PAGE 43> have been satisfied, to the best knowledge of the
officer executing the same;

               (h) Opinions of FNBSM's Counsel. Penns Woods shall have received an opinion of Rhoads & Sinon, LLP, counsel to FNBSM, dated the Closing Date, in form and substance reasonably satisfactory to Penns Woods and its counsel to the effect set forth on Exhibit 5 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

               (j) Tax Opinion. Penns Woods shall have received an opinion of Stevens & Lee, P.C., its counsel, substantially to the effect set forth on Exhibit 5 attached hereto;

               (k)  Approval of FNBSM's Shareholders.  This
Agreement shall have been approved by the shareholders of FNBSM by such vote as is required by the articles of association of FNBSM and by law;

               (l)  Pooling Letter.  Penns Woods shall have
received an opinion from its independent auditors to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes; and

               (m)  FNBSM's Dissenting Shareholders.  FNBSM
shareholders owning 9% or more of the issued and outstanding shares of FNBSM Common Stock shall not have asserted and duly perfected dissenters rights with respect to FNBSM Common Stock pursuant to the NBA.

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

          Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto; or

               (b)  By Penns Woods or FNBSM:

                    (i) if, in the case of termination by FNBSM, there shall have been any breach of any representation or warranty of Penns Woods which results in a Material Adverse Effect with respect to Penns Woods, on the one hand, or, in the case of termination by Penns Woods, there shall have been any breach of any representation or warranty of FNBSM which results in a Material Adverse Effect with respect to
     <PAGE 44> FNBSM, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                    (ii)  if, in the case of termination by
     FNBSM, there shall have been any breach of any material covenant or other obligation of Penns Woods, on the one hand, or, in the case of termination by Penns Woods, there shall have been any breach of any material covenant or other obligation of FNBSM, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                    (iii)  if the Closing Date shall not have
     occurred on or before May 30, 1999, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                    (iv)  if either party has been informed in
     writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

          Section 6.02  Effect of Termination.

               (a)  If this Agreement is terminated pursuant to
Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 6.02(b) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Penns Woods or FNBSM to the other, except for any liability arising out of any breach of any covenant or other agreement contained in this Agreement.

               (b) If, within nine months following the date of termination of this Agreement, other than any termination by FNBSM pursuant to Section 6.01(b)(i) or (ii) on account of an unremedied material breach by Penns Woods, Section 6.01(b)(iii), or Section 6.01(b)(iv), a Person other than Penns Woods or an affiliate of Penns Woods, enters into an agreement with FNBSM pursuant to which such Person or Affiliate would (i) merge or consolidate, or enter into any similar transaction, with FNBSM,
(ii) acquire all or substantially all of the assets of FNBSM, or
(iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities
<PAGE 45> representing, 20% or more of the then outstanding
shares of FNBSM Common Stock, then FNBSM shall immediately pay to Penns Woods a fee of $1 million, which fee shall include reimbursement to Penns Woods for its costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 6.02(b) shall constitute a waiver of limitation, in whole or in part, of any legal or equitable rights which Penns Woods may possess against any Person or Affiliate relating to this Agreement, or relating to Penns Woods' relationship with FNBSM or for any act or omission of such Person, including any tortious interference with this Agreement or otherwise wrongfully inducing or causing any breach of any such agreement.

                           ARTICLE VII
                          MISCELLANEOUS

          Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties, agreements and covenants set forth in this Agreement, shall terminate on the Closing Date, except for covenants to be performed after the Closing Date, which will continue until performed.

          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and <PAGE 46> understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(i) and (iii), 1.02(f), 4.05, and 4.10(a), (b) and (c) with respect to indemnification, employee benefits and certain other matters.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to Penns Woods, to:
                    Penns Woods Bancorp., Inc.
                    115 South Main Street
                    P.O. Box 5098
                    Jersey Shore, Pennsylvania  17740

                    Attention:  Theodore H. Reich, President and
                                  Chief Executive Officer

                    Telecopy No.:  (717) 322-9947

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    Reading, Pennsylvania  19601

                    Attention:  Joseph M. Harenza, Esquire and
                                David W. Swartz, Esquire

                    Telecopy No.:  (610) 376-5610

               (b)  If to FNBSM, to:

                    First National Bank of Spring Mills
                    P.O. Box 66
                    Spring Mills, Pennsylvania  16875

                    Attention:  William H. Rockey,
                                President

                    Telecopy No.:  (814) 422-0335
  <PAGE 47>
                    with copies to:

                    Rhoads & Sinon, LLP
                    One South Market Square
                    12th Floor
                    P.O. Box 1146
                    Harrisburg, Pennsylvania  17108-1146

                    Attention:  Dean H. Dusinberre, Esquire

                    Telecopy No.:  (717) 232-1459

          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (without regard to the law of conflicts of law) of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              PENNS WOODS BANCORP, INC.

                              By/s/ Theodore H. Reich


                              THE FIRST NATIONAL BANK OF SPRING
                              MILLS

                              By/s/ William H. Rockey

                                                       Exhibit 1

                         PLAN OF MERGER

          THIS PLAN OF MERGER ("Plan of Merger") dated as of July 22, 1998, is by and between JERSEY SHORE STATE BANK, a Pennsylvania banking institution ("JSSB"), and FIRST NATIONAL BANK OF SPRING MILLS, a national banking association ("FNBSM").

                           BACKGROUND

          1. JSSB is a Pennsylvania banking institution and a wholly-owned subsidiary of Penns Woods Bancorp, Inc., a Pennsylvania corporation ("Penns Woods"). The authorized capital stock of JSSB consists of 120,000 shares of common stock, par value $10.00 per share ("JSSB Common Stock"), 102,000 of which at the date hereof are issued and outstanding.

          2. FNBSM is a national banking association. The authorized capital stock of FNBSM consists of 100,000 shares of common stock, par value $2.00 per share ("FNBSM Common Stock"), of which at the date hereof 75,000 shares are issued and outstanding.

          3.   The respective Boards of Directors of JSSB and
FNBSM deem the merger of FNBSM with and into JSSB, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

          4. The respective Boards of Directors of JSSB and FNBSM have adopted resolutions approving this Plan of Merger.
The respective Boards of Directors of Penns Woods and FNBSM have adopted resolutions approving an Agreement dated as of July 22, 1998 (the "Agreement") between Penns Woods and FNBSM, pursuant to which this Plan of Merger is being executed by JSSB and FNBSM.

                            AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania and the United States of America, JSSB and FNBSM, intending to be legally bound hereby, agree:

                            ARTICLE I
                        MERGER; BUSINESS

          1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania and the United States of America, on the Effective Date (as that term is defined in Article V hereof): FNBSM shall merge with and into JSSB; the separate existence of FNBSM shall cease; and JSSB shall
 <PAGE 1> be the surviving corporation (such transaction referred to herein as the "Merger" and JSSB, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").

          1.2 Business. The business of the Surviving Bank shall be conducted at its main office, which shall be located at 115 South Main Street, P.O. Box 5098, Jersey Shore, Pennsylvania 17740, and at its legally established branches, which shall include all of the branch office of JSSB and FNBSM, and the main office of FNBSM prior to the Effective Date.

                           ARTICLE II
                       CHARTER AND BYLAWS

          On and after the Effective Date, the Articles of Incorporation and Bylaws of JSSB, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed.

                           ARTICLE III
                 BOARD OF DIRECTORS AND OFFICERS

          3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of
(i) those persons serving in such capacity immediately prior to the Effective Date and (ii) William H. Rockey, who shall serve as such until their successors have been elected and qualified.

          3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of (i) the officers of JSSB duly elected and holding office immediately prior to the Effective Date and (ii) William H. Rockey as a Senior Vice President and Rickey B. Brooks as a Vice President.

          3.3 Advisory Board. The Surviving Bank shall establish an Advisory Board on the terms and in the manner set forth in the Agreement.

                           ARTICLE IV
                      CONVERSION OF SHARES

          4.1 Stock of JSSB. Each share of JSSB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

          4.2 Stock of FNBSM. Each share of FNBSM Common Stock issued and outstanding immediately prior to the Effective Date, and each share of FNBSM Common Stock issued and held in the treasury of FNBSM as of the Effective Date, if any, shall, on the Effective Date, be converted into and become shares of common stock, $10.00 par value per share, of Penns Woods or cancelled, as set forth in the Agreement.
  <PAGE 2>
                            ARTICLE V
                  EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date and at the time specified in the certificate to be issued by the Pennsylvania Department of [Banking] approving this Merger (the
"Effective Date").

                           ARTICLE VI
                      EFFECT OF THE MERGER

          On the Effective Date: the separate existence of FNBSM shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of FNBSM shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

                           ARTICLE VII
                      CONDITIONS PRECEDENT

          The obligations of JSSB and FNBSM to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                          ARTICLE VIII
                           TERMINATION

          This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                           ARTICLE IX
                            AMENDMENT

          Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                            ARTICLE X
                          MISCELLANEOUS

          10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.
  <PAGE 3>
          10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of
Section 7.06 of the Agreement.

          10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

          10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, JSSB and FNBSM have caused this
Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                              JERSEY SHORE STATE BANK

                              By________________________________



                              FIRST NATIONAL BANK OF SPRING MILLS

                              By________________________________

                                                       Exhibit 2


                          July 22, 1998



Penns Woods Bancorp, Inc.
115 South Main Street
P.O. Box 5098
Jersey Shore, Pennsylvania  17440

Ladies and Gentlemen:

     Penns Woods Bancorp, Inc. ("Penns Woods") and First National Bank of Spring Mills ("FNBSM") desire to enter into an agreement dated as of July 22, 1998 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein and in the plan of merger related thereto, (a) FNBSM will merge with and into Jersey Shore State Bank, the wholly owned subsidiary of Penns Woods ("JSSB"), with JSSB surviving the merger, and
(b) shareholders of FNBSM will receive common stock of Penns Woods in exchange for common stock of FNBSM outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Penns Woods has required, as an inducement to its execution and delivery to FNBSM of the Agreement, that the undersigned, being directors, executive officers and major shareholders of FNBSM, execute and deliver to Penns Woods this Letter Agreement.

     Each of the undersigned, in order to induce Penns Woods to execute and deliver to FNBSM the Agreement, hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FNBSM called to vote for approval of the Merger so that all shares of common stock of FNBSM then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FNBSM);

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FNBSM, to approve or adopt the Agreement;
  <PAGE 1>
          (c) Agrees not to take any actions with the intent to prevent or hinder the Merger from being consummated;

          (d) Agrees not to solicit or initiate any negotiations or discussions with any party other than Penns Woods with respect to any offer, sale, transfer or other disposition of, any shares of common stock of FNBSM now or hereafter owned by the undersigned;

          (e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Penns Woods received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Penns Woods common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Penns Woods or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Penns Woods is under no obligation to register the sale, transfer or other disposition of Penns Woods common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (f) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of FNBSM or of common stock of Penns Woods, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Penns Woods and FNBSM have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

          (g) Agrees that Penns Woods shall not be bound by any attempted sale of any shares of Penns Woods common stock, and Penns Woods' transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Penns Woods common stock
<PAGE 2> owned by the undersigned may be endorsed with a
restrictive legend consistent with the terms of this Letter
Agreement;

          (h) Acknowledges and agrees that the provisions of subparagraphs (e), (f) and (g) hereof, to the extent the undersigned can control any of the following persons or entities, also apply to shares of Penns Woods common stock received in the Merger (or any shares of FNBSM common stock or of Penns Woods common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

          (i) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Penns Woods to be received in the Merger prior to expiration of the time period referred to in subparagraph (f) hereof; and

          (j) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                    ________________________

     It is understood and agreed that the provisions of subparagraphs (a) through (d) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FNBSM Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of FNBSM. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in
<PAGE 3> respect of any shares of FNBSM Common Stock held by the undersigned as of the date hereof.
                    ________________________

     The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                    ________________________

     This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                    ________________________

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                    ________________________

     The undersigned intend to be legally bound hereby.


                                   Sincerely,

                                                       Exhibit 3

            FORM OF OPINION OF COUNSEL TO PENNS WOODS

          FNBSM shall have received from counsel to Penns Woods, an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

          (a) Penns Woods and JSSB have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Penns Woods and JSSB, and the Agreement and the Plan constitute valid and legally binding obligations of Penns Woods and JSSB, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Penns Woods and JSSB with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Penns Woods or JSSB, or,
(B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Penns Woods or JSSB is a party; or (ii) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Penns Woods or JSSB, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Penns Woods or JSSB.

          (b) JSSB is a validly existing state-chartered bank organized and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of JSSB are insured to the maximum extent provided by law by the Federal Deposit Insurance
Corporation.

          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or
<PAGE 1> investigation pending or threatened to which Penns Woods or JSSB is a party which would, if determined adversely to Penns Woods or JSSB, have a material adverse effect on the financial condition or results of operation of Penns Woods and JSSB taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

          (d) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Penns Woods or JSSB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

          (e) Upon the filing and effectiveness of the Articles of Merger with the PDB and the PDS with respect to the Merger, the mergers of JSSB and FNBSM contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

          (f) The shares of Penns Woods Common Stock to be issued in connection with the merger of FNBSM and JSSB contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

                                                       Exhibit 4

          FORM OF TAX OPINION OF COUNSEL TO PENNS WOODS

     Penns Woods and FNBSM shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the IRC.

     2. Penns Woods, FNBSM and JSSB will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     3. Neither FNBSM nor JSSB will recognize any gain or loss by reason of the Merger upon the transfer of FNBSM's assets to JSSB and the assumption by JSSB of the liabilities of FNBSM.

     4. The basis of the FNBSM assets in the hands of JSSB will be the same as the basis of such assets in the hands of FNBSM immediately prior to the Merger.

     5. The holding period of the FNBSM assets in the hands of JSSB will include the period during which such assets were held by FNBSM prior to the Merger.

     6. No gain or loss will be recognized by the shareholders of FNBSM on the receipt of Penns Woods Common Stock (including fractional share interests) solely in exchange for their shares of FNBSM Common Stock.

     7. The basis of the Penns Woods Common Stock (including fractional share interests) to be received by the FNBSM shareholders in the Merger will be the same as the basis of the FNBSM Common Stock surrendered in exchange therefor.

     8. The holding period of the Penns Woods Common Stock (including fractional share interests) to be received by the FNBSM shareholders in the Merger will include the period during which the FNBSM shareholders held their FNBSM Common Stock, provided the shares of FNBSM Common Stock are held as a capital asset on the Effective Date.

     9. The payment of cash in lieu of fractional share interests of Penns Woods Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Penns Woods. Such cash payments will be treated as having been received as distributions in full payment
<PAGE 1> in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

     10. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, JSSB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of FNBSM as of the effective date of the Merger. Any deficit in the earnings and profits of JSSB or FNBSM will be used only to offset the earnings and profits accumulated after the Merger.

     11. Pursuant to Section 381(a) of the IRC and related Treasury regulations, JSSB will succeed to and take into account the items of FNBSM described in Section 381(c) of the IRC. Such items will be taken into account by JSSB subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                       Exhibit 5

                  FORM OF OPINION OF COUNSEL TO
               FIRST NATIONAL BANK OF SPRING MILLS

          Penns Woods shall have received from counsel to FNBSM an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

          (a) FNBSM has full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FNBSM, and the Agreement and the Plan constitute valid and legally binding obligations, in accordance with their respective terms, of FNBSM, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by FNBSM with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of FNBSM, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FNBSM is a party; or
(ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of FNBSM, except such material lien, instrument or obligation that has been disclosed to Penns Woods pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to FNBSM.

          (b) FNBSM is a validly existing national bank organized and in good standing under the laws of the United
States of America. The deposits of FNBSM are insured to the maximum extent provided by law by the Federal Deposit Insurance
Corporation.

          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or
<PAGE 1> investigation pending or threatened to which FNBSM is a party which would, if determined adversely to FNBSM, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of FNBSM taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

          (d) To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by FNBSM of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained. <PAGE 2>